EXHIBIT 4.1
FOURTH SUPPLEMENTAL INDENTURE
TO THE INDENTURE
DOLLAR FINANCIAL GROUP, INC.,
THE GUARANTORS SIGNATORY HERETO
AND
U.S. BANK NATIONAL ASSOCIATION
AS TRUSTEE

SUPPLEMENTAL INDENTURE
DATED AS OF OCTOBER 27, 2006
TO
INDENTURE
DATED AS OF NOVEMBER 13, 2003
9.75% SENIOR NOTES DUE 2011

     THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of October 27, 2006 (this “Supplemental Indenture”), is by and among Dollar Financial Group, Inc., a New York corporation (the “Issuer”),its parent Dollar Financial Corp., a Delaware corporation (“DFC”), the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).
     WHEREAS, the Issuer, DFC and the Trustee have entered into that certain Indenture dated as of November 13, 2003 (the “Indenture”), providing for the issuance of 9.75% Senior Notes due 2011 (the “Notes”), as amended by that certain Supplemental Indenture dated December 21, 2004 between DFG Canada, Inc. and the Trustee., as further amended by that certain Supplemental Indenture dated February 22, 2005 between WTP Acquisition Corp. and the Trustee and as further amended by that certain Supplemental Indenture dated June 6, 2006 between Money Mart CSO, Inc., a Texas corporation, and the Trustee;
     WHEREAS, the Issuer issued originally $270,000,000 aggregate principal amount of the Notes of which $200,000,000 aggregate principal amount of the Notes remains outstanding;
     WHEREAS, Section 10.02 of the Indenture provides that the Indenture may be amended with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes); provided the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for Notes) is required to amend the provisions of Sections 5.10 or 5.14 of the Indenture that adversely affects the rights of any Holder of Notes;
     WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 10.02 of the Indenture;
     WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer and of each Guarantor;
     WHEREAS, (1) the Issuer has received the consent of the Holders of at least 75% in principal amount of the outstanding Notes and has satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 10.06 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 10.06 of the Indenture;
     WHEREAS, the Issuer has created Check Mart of Florida, Inc. (the “New Guarantor”), which is a Subsidiary of the Issuer; and
     WHEREAS, Section 5.16 of the Indenture provides that under certain circumstances the Issuer is required to cause domestic Subsidiaries created after the date of the Indenture, such as the New Guarantor, to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall unconditionally guarantee all of the Issuer’s obligations under the Notes, the Indenture and the Security Documents pursuant to a Guarantee of the Notes on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Deletion of Definitions and Related References. Section 1.01 of the Indenture is hereby-amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.
ARTICLE II
AMENDMENTS TO INDENTURE
     Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by:
     (i) deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:
     Section 5.03 (Reports);
     Section 5.04 (Compliance Certificate);
     Section 5.05 (Taxes);
     Section 5.06 (Stay, Extension and Usury Laws);
     Section 5.07 (Restricted Payments);
     Section 5.08 (Dividend and Other Payment Restrictions Affecting Subsidiaries);
     Section 5.09 (Incurrence of Indebtedness and Issuance of Preferred Stock);
     Section 5.10 (Asset Sales);
     Section 5.11 (Transactions with Affiliates);
     Section 5.12 (Liens);
     Section 5.13 (Corporate Existence);
     Section 5.14 (Offer to Repurchase Upon Change of Control);

     Section 5.15 (Sale and Leaseback Transactions);
     Section 5.16 (Additional Subsidiary Guarantees);
     Section 5.18 (Limitations on Layering Indebtedness);
     Section 5.19 (Impairment of Security Interest);
     Sections 6.01(2)(B) and 6.01(2)(C); and
     Sections 7.01(c), 7.01(d), 7.01(e), 7.01(f), 7.01(g), 7.01(h) and 7.01(i).
ARTICLE III
NEW GUARANTOR
     Section 3.1 Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all other Guarantors, to guarantee the Issuer’s obligations under the Notes, the Indenture and the Security Documents on the terms and subject to the conditions set forth in Article Eleven of the Indenture and to be bound by all other applicable provisions of the Indenture.
ARTICLE IV
MISCELLANEOUS PROVISIONS
     Section 4.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 13.01 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
     Section 4.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     Section 4.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
     Section 4.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.
     Section 4.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental indenture or as to the accuracy of the recitals contained herein which are statements of the Issuer, DFC and the Guarantors only.
     Section 4.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
     Section 4.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 4.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.
     Section 4.9 Successors. All agreements of the Issuer, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.
     Section 4.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time the Issuer accepts for purchase at least 75% in principal amount of the outstanding Notes issued under the Indenture. The provisions of Articles III and IV of this Supplemental Indenture shall be effective as of the date of this Supplemental Indenture.
     Section 4.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:
“The restrictive covenants of the Indenture and certain of the Events of Default have been eliminated, as provided in the Fourth Supplemental Indenture, dated as of October 27, 2006. Reference is hereby made to said Fourth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”
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     IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year written above.

Dollar Financial Corp. Dollar Financial Group, Inc.
By:	/s/ Donald Gayhardt
	Name:	Donald Gayhardt
	Title:	President

Any Kind Check Cashing Centers, Inc.
Cash Unlimited of Arizona, Inc.
Check Mart of Louisiana, Inc.
Check Mart of New Mexico, Inc.
Check Mart of Pennsylvania, Inc.
Check Mart of Texas, Inc.
Check Mart of Wisconsin, Inc.
DFG Canada, Inc.
DFG International, Inc.
DFG World, Inc.
Financial Exchange Company of Ohio, Inc.
Financial Exchange Company of Pennsylvania, Inc.
Financial Exchange Company of Pittsburgh, Inc.
Financial Exchange Company of Virginia, Inc.
Loan Mart of Oklahoma, Inc.
Monetary Management Corporation of Pennsylvania
Monetary Management of California, Inc.
Monetary Management of Maryland, Inc.
Monetary Management of New York, Inc.
Money Mart Express, Inc.
MoneyMart, Inc.
Pacific Ring Enterprises, Inc.
PD Recovery, Inc.
We The People USA, Inc.
Money Mart CSO, Inc.
Check Mart of Florida, Inc.

By:	/s/ Donald Gayhardt
	Name:	Donald Gayhardt
	Title:	President

U.S. Bank National Association, as Trustee
By:	/s/ Kathy Mitchell
	Name:	Kathy Mitchell
	Title:	Vice President